Exhibit (d)

                                 LARCAN-TTC INC.

                             650 South Taylor Avenue
                           Louisville, Colorado 80027

           Dear Stockholder:

                You are cordially invited to attend a Special Meeting of the stockholders of Larcan-TTC Inc. (the "Company") to be held at the Company's offices located at 650 South Taylor Avenue, Louisville, Colorado 80027 on Tuesday, November 25, 1997, at 10:00 a.m., local time.

                At the meeting you will be asked to consider and vote on an Agreement and Plan of Merger by and among the Company, Larcan Inc. ("Larcan"), and Larcan Sub, Inc., a wholly-owned subsidiary of Larcan. The Agreement and Plan of Merger generally provides for a taxable exchange in which you will receive $0.0625 for each share of the common stock of the Company held by you.

                The Notice of Special Meeting of Stockholders and the Proxy Statement accompanying this letter more fully describe the matters to be considered at the Special Meeting. We urge you to read the enclosed materials carefully.

                YOUR BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS A VOTE "FOR" THE AGREEMENT AND PLAN OF MERGER.

                Approval of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote thereon.

                Whether or not you plan to attend the Special Meeting, we urge you to sign, date and return the enclosed proxy card in the envelope provided so that as many shares as possible may be represented at the meeting. The vote of each stockholder is important and your cooperation in returning your executed proxy card will be appreciated. Should you desire to attend the meeting and vote in person, you may do so even though you have previously returned your proxy card.

                Thank you.

                                          Sincerely,


                                          Paul A. Dickie
                                          Chairman of the Board

                                 LARCAN-TTC INC.

                             650 South Taylor Avenue
                           Louisville, Colorado 80027

                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held On November 25, 1997


                Notice is hereby given that a special meeting of the stockholders of Larcan-TTC Inc. ("Company" or "LTTC") will be held on Tuesday, November 25, 1997, at 10:00 a.m., local time, at the Company's offices, located at 650 South Taylor Avenue, Louisville, Colorado 80027, for the following purposes:

                (1) To consider and vote upon the approval of an Agreement and Plan of Merger ("Agreement") among the Company, Larcan Inc., a Canadian corporation ("Larcan"), and Larcan Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Larcan ("LSI"), pursuant to which (i) LSI will be merged with and into the Company ("Merger"); (ii) each outstanding share of common stock of LSI will be converted into the right to receive one share of common stock of the Company, par value $.04 per share ("Common Stock"), (iii) each outstanding share of Common Stock of the Company (other than those owned by Larcan and those for which appraisal rights have been perfected in accordance with the General Corporation Law of the State of Delaware) shall be cancelled in exchange for $0.0625 (the "Merger Consideration"), (iv) each outstanding share of Common Stock of the Company that is owned by Larcan shall be cancelled without any consideration therefor, and (v) the Company's Certificate of Incorporation and By-Laws will be the Certificate of Incorporation and By-Laws of the surviving corporation; and

                (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                Only stockholders of record at the close of business on October 27, 1997 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.


                                       By Order of the Board of Directors

                                       CORPORATE SECRETARY

           Louisville, Colorado
           __________ ___, 1997


                IT IS DESIRABLE THAT AS MANY STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING AND, THEREFORE, WHETHER OR NOT YOU ARE ABLE TO BE PRESENT IN PERSON OR OTHERWISE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY, SO THAT YOUR SHARES WILL BE REPRESENTED.

                THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                 LARCAN-TTC INC.

                                 PROXY STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS

                This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Larcan-TTC Inc., a Delaware corporation ("LTTC" or the "Company"), of proxies for use at a special meeting of stockholders to be held at 10:00 a.m., local time, on Tuesday, November 25, 1997, at 650 South Taylor Avenue, Louisville, Colorado 80027, and at any postponements or adjournments thereof (the "Special Meeting"), for the purpose described below. This Proxy Statement is first being mailed to stockholders of the Company on or about October 30, 1997.

                At the Special Meeting, the stockholders of LTTC will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated July 17, 1997 (the "Merger Agreement"), by and among the Company, Larcan Inc., a Canadian corporation ("Larcan"), and Larcan Sub, Inc., a recently-formed Delaware corporation and a wholly-owned subsidiary of Larcan ("LSI").

                The Merger Agreement provides for the merger (the "Merger") of LSI with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger, each share of the common stock, $.04 par value per share ("Common Stock") of the Company outstanding immediately prior thereto (other than those owned by Larcan and those for which appraisal rights have been perfected in accordance with the General Corporation Law of the State of Delaware ("DGCL")) will be converted into the right to receive $0.0625 in cash, without interest, which equals the average of the closing bid and ask prices for the Common Stock in its principal trading market for the 30 trading days immediately prior to the Merger. For a more complete description of the Merger Agreement and the Merger, see "THE MERGER AGREEMENT."

                THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION FOR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TABLE OF CONTENTS

                                                                            Page

           SUMMARY..................................................1
                The Special Meeting.................................1
                The Merger..........................................1
                Vote Required.......................................2
                The Effective Time of the Merger....................2
                Purpose and Reason for the Merger...................3
                Fairness of the Merger..............................3
                Federal Tax Consequences............................3
                Financing the Merger................................3
                Conduct of Business After the Merger................3
                Appraisal Rights....................................4
           SPECIAL MEETING..........................................5
                Proposal to be Considered at the Special Meeting....5
                Record Date; Voting Rights..........................5
                Voting and Revocation of Proxies....................6
                Solicitation of Proxies.............................7
           THE MERGER...............................................7
                History and Background..............................7
                Recommendations of the Company's Board
                  of Directors; Fairness of the Merger.............10
                Recommendations of Larcan as to the Fairness
                  of the Merger....................................12
                Purpose and Effects of and Alternatives to
                  the Merger.......................................14
                Conduct of Business of the Company After
                  the Merger.......................................15
                Certain Federal Income Tax Consequences............15
                Accounting Treatment ..............................16
                Financing of Merger Consideration..................16
           THE MERGER AGREEMENT....................................17
                General............................................17
                Effective Time of the Merger.......................17
                Merger Consideration...............................17
                Conditions to Closing..............................18
                Termination or Amendment of Merger Agreement.......18
                Voting Requirements................................18
           APPRAISAL RIGHTS........................................20
           BUSINESS INFORMATION REGARDING LTTC AND LARCAN .........24
                Larcan and LSI.....................................24
           MARKET PRICES FOR THE COMMON STOCK......................25
                Principal Holders of Securities....................25
                Security Ownership of Management...................26
           INDEPENDENT ACCOUNTANTS.................................27
           MISCELLANEOUS...........................................27
           AVAILABLE INFORMATION...................................28

           ANNEX A:  Agreement and Plan of Merger.................A-1
           ANNEX B:  Directors and Executive Officers
                     of LTTC, Larcan, LSI and
                     the Surviving Corporation....................B-1

                                     SUMMARY


                The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement and the Annexes hereto. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

           The Special Meeting

                A special meeting of the stockholders of Larcan-TTC Inc. (the "Company" or "LTTC") will be held at 10:00 a.m., local time, on Tuesday, November 25, 1997 at the Company's offices located at 650 South Taylor Avenue, Louisville, Colorado 80027. At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated July 17, 1997, by and among the Company, Larcan Inc. ("Larcan") and Larcan Sub, Inc., a wholly-owned subsidiary of Larcan ("LSI"). A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

                The Company is a Delaware corporation with its principal executive offices located at 650 South Taylor Avenue, Louisville, Colorado 80027, telephone: (303) 665-8000. Larcan is a corporation organized under the laws of Canada, the principal executive offices of which are located at 228 Ambassador Drive, Mississauga, Ontario, Canada L5T 2J2, telephone: (905) 564-9222.

           The Merger

                The Merger Agreement provides that, upon approval of the Merger Agreement by the stockholders of the Company and satisfaction of certain other conditions, the Company will be merged with LSI, and will be the surviving corporation ("Surviving Corporation" shall hereinafter mean LTTC from and after the effective time of the Merger.) As a result of the Merger, each outstanding share of the Company's common stock, $.04 par value per share ("Common Stock"), (other than those that are owned by Larcan and those for which appraisal rights have been perfected in accordance with the Delaware General Corporation Law ("DGCL")) will be converted into the right to receive $0.0625 in cash, without interest ("Merger Consideration"). See "SPECIAL MEETING--Proposal to be

           Considered at the Special Meeting," "The MERGER AGREEMENT--General," "THE MERGER AGREEMENT--Effective Time of the Merger," and "THE MERGER AGREEMENT--Merger Consideration."

                As soon as practical after the Merger, Larcan will cause to be mailed to the Company's stockholders' instructions regarding the surrender of their certificates, together with a letter of transmittal for that purpose. The Merger Consideration will be distributed to each stockholder of the Company upon the surrender by such stockholder of the certificate or certificates which prior to the Merger represented shares of the Common Stock accompanied by a duly executed letter of transmittal and such other document as may be required thereby. After the Merger, each outstanding certificate which prior thereto represented shares of the Common Stock (other than those shares owned by Larcan and those shares for which appraisal rights have been perfected in accordance with Section 262 of the DGCL) will be deemed to represent only the right to receive the Merger Consideration. See "THE MERGER AGREEMENT--Merger Consideration" and "APPRAISAL RIGHTS."

           Vote Required

                The affirmative vote of a majority of the shares of the Common Stock outstanding on October 27, 1997 is required for approval and adoption of the Merger Agreement. Abstentions and broker non-votes will have the effect of a vote against the Merger. See "SPECIAL MEETING--Record Date; Voting Rights" and "THE MERGER AGREEMENT--Voting Requirements."

                Larcan holds 9,053,195 shares of Common Stock, representing approximately 78.42% of the outstanding shares of the Company. Mr. Dirk B. Freeman and Dr. Byron W. St. Clair each holds 905,803 and 517,378 shares, respectively, of Common Stock, representing approximately 7.85% and 4.48%, respectively, of the outstanding shares of the Company. Each of Mr. Freeman and Dr. St. Clair has agreed to vote all of his shares of the Common Stock in favor of the approval and adoption of the Merger Agreement.

                The shares of Common Stock held by Larcan, Mr. Freeman and Dr. St. Clair are sufficient to constitute a quorum for transacting business at the Special Meeting and approve the Merger Agreement without the vote of other stockholders.

           Effective Time of the Merger

                The Merger will become effective upon the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware. It is anticipated that the filing will be made promptly following the Special Meeting, assuming that the conditions to closing have been satisfied or, if permissible, waived. See "THE MERGER AGREEMENT--Effective Time of the Merger" and "--Conditions to Closing."

           Purpose and Reason for the Merger

                The purpose of the Merger is to effect the acquisition by Larcan of the entire equity interest in the Company. See "THE
           MERGER--Purpose and Effects of and Alternatives to the Merger."

           Fairness of the Merger

                The Company believes that the Merger is fair to unaffiliated holders of the Common Stock. Larcan believes that the Merger is fair to unaffiliated holders of the Common Stock based principally upon the procedures utilized by the Company in negotiating the Merger Consideration.

           Federal Tax Consequences

                The receipt of the Merger Consideration pursuant to the Merger will be a taxable transaction for the holders of the Common Stock for federal income tax purposes and may result in taxation to such holders under applicable state, local and foreign or other tax laws. The gain or loss on the transaction will be a capital gain or loss if the stock is a capital asset in the hands of the stockholders. See "THE MERGER--Certain Federal Income Tax Consequences."

                EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

           Financing the Merger

                The closing of the Merger is not conditioned on the receipt of financing. The total Merger Consideration of approximately $155,671.19 will be paid from Larcan's working capital.

           Conduct of Business After the Merger

                The Company will survive the Merger as a direct wholly-owned subsidiary of Larcan and will continue to hold and own all of its properties and assets. It is contemplated that after the Merger, Larcan will continue to operate the Company as a wholly-owned subsidiary. Larcan intends to achieve operating efficiencies by consolidating the overhead of Larcan and the Company. See "THE MERGER--Conduct of Business of the Company After the Merger."

           Appraisal Rights

                Pursuant to Section 262 of the DGCL ("Section 262"), a stockholder has the right to seek appraisal of such holder's shares and to be paid the "fair value" thereof in cash if the Merger is consummated and the holder strictly complies with the procedures set forth in Section 262. Failure to comply strictly with such procedures will result in a loss of such appraisal rights. See "SPECIAL MEETING--Record Date; Voting Rights" and "APPRAISAL RIGHTS" below.

                                 SPECIAL MEETING

           Proposal to be Considered at the Special Meeting

                At the Special Meeting, the stockholders of LTTC will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement by and among the Company, Larcan, and LSI.

                The Merger Agreement provides for the Merger with LTTC being the Surviving Corporation and becoming a wholly-owned subsidiary of Larcan.

                At the Effective Time, (a) each share of the Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Larcan or for which appraisal rights have been perfected in accordance with the DGCL) will be converted into the right to receive the Merger Consideration, (b) each share of the Common Stock held in the Treasury of LTTC at the Effective Time, if any, will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto), (c) each share of the Common Stock held by Larcan at the Effective Time will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto), and (d) each share of the common stock of LSI will be converted into one share of the Common Stock of the Surviving Corporation. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

           Record Date; Voting Rights

                Only stockholders of record at the close of business on October 27, 1997 will be entitled to vote at the Special Meeting. On October 27, 1997, there were 11,543,934 outstanding shares of Common Stock, each of which is entitled to one vote. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business.

                With respect to the Merger Agreement, approval will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Shares of Common Stock represented at the Special Meeting that are not voted and abstentions will have the effect of votes cast against approval of the Merger Agreement.

                Brokers who hold shares in street name for customers who are the beneficial owners do not have the authority to vote on a merger without specific instruction from their customers. Such broker non-votes (arising from the lack of instruction from beneficial owners) will not be included in the vote total on the proposal and thus will have the effect of votes cast against the Merger Agreement.

                Larcan holds shares of Common Stock representing approximately 78.42% of the shares of Common Stock entitled to vote on the adoption of the Merger Agreement. Mr. Dirk B. Freeman and Dr. Byron W. St. Clair, directors of the Company, each holds shares of Common Stock representing approximately 7.85% and 4.48%, respectively. Each of Mr. Freeman and Dr. St. Clair has agreed to vote all of their shares of the Common Stock in favor of the approval and adoption of the Merger Agreement.

                The shares of Common Stock held by Larcan, Mr. Freeman and Dr. St. Clair will constitute a quorum for the transaction of business at the Special Meeting and will be sufficient to approve the Merger Agreement without the vote of other stockholders.

           Voting and Revocation of Proxies

                If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" approval of the Merger Agreement. If any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

                Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of the Company prior to the meeting, or by the vote of the stockholder in person at the meeting.

           Appraisal Rights

                Holders who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of
           Section 262 have the right to be paid in cash the "fair value" of their shares of the Common Stock. A stockholder contemplating the exercise of the appraisal rights provided by Section 262 should carefully review that Section, including without limitation the procedural steps required to perfect those rights. A summary description of those rights is provided under "APPRAISAL RIGHTS" below. A stockholder who fails to comply strictly with the requirements under Section 262 will lose such appraisal rights and will be entitled to the Merger Consideration for the shares of the Common Stock held by such stockholders.

           Solicitation of Proxies

                The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.


                                   THE MERGER

           History and Background

                In early 1993, Larcan, an international manufacturer of VHF transmitters, received a request from a major customer for a solid state UHF transmitter. Although Larcan was engaged in the development of such a product, at that time it did not have a transmitter that would satisfy its customer's needs. The customer stipulated that the transmitter had to be placed "on air" by a date in advance of the date that Larcan anticipated its own UHF product would be available.

                To meet its customer's needs, Larcan sought to acquire a UHF transmitter that could be used by the customer on an interim basis pending completion and delivery of Larcan's own product. Larcan approached Technology Television Corporation ("TTC") for the product. During the course of purchasing the UHF transmitter, Larcan identified a potential for synergy between Larcan and TTC based on their respective product lines. Major products of each company were viewed as complementary rather than competitive, including the TTC UHF transmitter acquired by Larcan and the solid state UHF transmitter being developed by Larcan, each of which was targeted for a different segment of the transmitter market.

                Larcan viewed TTC as a strategic investment opportunity through which Larcan could strengthen its position in both the domestic and international markets. Larcan also believed that an association with TTC could lead to a reduction in the combined research and development expenditures of both companies and an opportunity to sell TTC products to existing Larcan customers.

                On October 1, 1993, Larcan, TTC and certain of TTC's stockholders entered into a stock purchase agreement (the "Purchase Agreement") pursuant to which Larcan purchased an aggregate of 4,053,195 shares of Common Stock, representing approximately 61.9% of TTC's then outstanding shares, for $.275 per share. Pursuant to the terms of the Purchase Agreement, Larcan also exercised its right to designate a majority of the members of TTC's Board of Directors. In February 1994, TTC's stockholders approved a change of the name of TTC to "Larcan-TTC Inc."

                After investing in the Company and changing the Company's corporate name to Larcan-TTC Inc., Larcan concluded that it would be required to provide more support to the Company and its business than originally anticipated. The trade name "Larcan" is associated with premium quality product lines serving the primary full service broadcast market. In order to meet customers' needs and improve customers' perception of the Company, Larcan found it necessary to advance funds to the Company and to provide engineering and other support for the Company's product lines.

                In June 1995, Larcan agreed to purchase an additional 5,000,000 shares of Common Stock for $500,000 and 500,000 shares of 5% cumulative, convertible preferred stock (the "Preferred Stock") for $500,000. Each share of Preferred Stock, together with accumulated dividends, is convertible at any time into shares of Common Stock at a price of $0.10 per share. Payment received by the Company from Larcan for the additional shares of Common Stock and the shares of Preferred Stock was applied to satisfy a portion of the Company's indebtedness to Larcan which had arisen through prior advances made by Larcan. The issuance of such shares of Common Stock and Preferred Stock was approved by the Company's stockholders. As a result of those purchases, Larcan's beneficial ownership in the Company increased from approximately 61.9% to approximately 78.4%.

                In early 1997, after reviewing consolidated financial statements for the Larcan fiscal year ended December 31, 1996, and the financial results of the Company for the six month period then ended, Larcan reevaluated its investment in the Company and considered the Company's future prospects. Although the Company has products in development targeted for a High Definition Television ("HDTV") system and an HDTV digital television ("DTV") development schedule has now been established, Larcan believes that the Company's poor financial condition, coupled with the modest level of technology developed by the Company to date, would preclude the Company from completing a product that would adequately meet the requirements of the emerging DTV market. In addition, in fiscal year 1997, unexpected costs related to the development of another transmitter has delayed the introduction of that product beyond the date previously forecasted by the Company and further adversely affected the Company's financial condition.

                Since 1993, the Company has experienced net losses for each fiscal year. Such losses have increased from a net loss of $1,200,000 for the fiscal year ended June 30, 1993 to a net loss of $2,353,000 for the fiscal year ended June 30, 1997 (including adjustments for interest accrued on advances made to the Company by Larcan, as described below). In addition, the Company's net working capital deficiency has increased from $409,000 at June 30, 1993 to $6,099,000 at June 30, 1997.

                In addition, in order to finance inventory purchases and its working capital deficit, the Company has relied almost exclusively on advances from Larcan. In the fiscal year ended June 30, 1997, Larcan advanced a total of $2,700,000 to the Company. At June 30, 1997, the Company's advances from Larcan totalled $6,500,000, exclusive of interest. Pursuant to the terms of a promissory note delivered pursuant to a loan agreement between Larcan and the Company, all advances made by Larcan to the Company became payable on demand as of August 1, 1997.

                In May of 1997 as a result of its evaluation of the Company's financial condition, Larcan approached Mr. Freeman and Dr. St. Clair for discussion of the options available to Larcan and the Company, including the Company's seeking additional capital, scaling down the Company's operations, voluntary bankruptcy or a possible merger transaction. See "--Purpose and Effects of and Alternatives to the Merger." Larcan believed that if it could agree to an acceptable share price for merger purposes for the Freeman-St. Clair equity interest in the Company, negotiated on an arm's length basis, Mr. Freeman and Dr. St. Clair would, in effect, be representing the interests of all of the Company's minority stockholders.

                In their negotiations with Larcan, Mr. Freeman and Dr. St. Clair had access to independent advisors and, on May 28, 1997, reached an agreement in principle with respect to the Merger. The Board of Directors of the Company met on July 17, 1997 and approved the execution of the Merger Agreement in the form attached hereto as Annex A. There are no arrangements, agreements, or understandings with respect to Mr. Freeman's and Dr. St. Clair's continued role in the Company following the Merger.

           Recommendations of the Company's Board of Directors; Fairness of the Merger

                At a special meeting of the Board of Directors held on July 17, 1997 the Board unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders and recommended that the stockholders approve and adopt the Merger Agreement. In reaching its determination, the Board consulted with the Company's management, as well as its legal advisors, and considered a number of material factors, including those material to its decision as discussed below.

                In evaluating the fairness of the Merger, the Board of Directors gave particular consideration to Mr. Freeman's and Dr. St. Clair's roles in connection with the Merger. Mr. Freeman and Dr. St. Clair are independent directors who, after Larcan, are the two largest holders of the Common Stock. Larcan negotiated the Merger Consideration on an arms length basis with Mr. Freeman and Dr. St. Clair as the principal stockholders of the Company. Mr. Freeman, Dr. St. Clair and the Company had access to independent advisors in these negotiations. In effect, Mr. Freeman and Dr. St. Clair represented the interests of all of the holders of the Common Stock in an arms length negotiation of a fair price for the Merger Consideration.

                The Board of Directors also evaluated the impact on the Company of not approving the Merger. The Board of Directors first considered the financial and other problems facing the Company since 1993. The Board of Directors concluded that the net losses and working capital deficits likely would continue for the foreseeable future. Moreover, without Larcan's continued financial support, the Company's independent accountants advised the Company that its report on the Company's financial statements would be qualified with respect to the Company's ability to continue as a going concern. In the absence of the Merger, the Board of Directors believed that it was unlikely that Larcan or any other investor would continue to infuse capital into the Company. Accordingly, the Board of Directors concluded that, absent the Merger, the Company would cease operating and a dissolution or liquidation would occur in the near future. Although the Board of Directors did not formally evaluate the value of the Company upon such a dissolution and liquidation, it believed that, after repayment of the Company's existing indebtedness, no proceeds would be available for distribution to holders of Common Stock.

                The Board of Directors also viewed as favorable in its deliberations the availability of appraisal rights to stockholders under Section 262 of the DGCL. Any stockholder who believes that the Merger Consideration is inadequate will, by strictly complying with Section 262, be able to have the fair value of his or her shares of Common Stock judicially determined.

                The Board of Directors was aware that the Merger Consideration did not represent a premium to the market price of a share of the Common Stock. The Board of Directors noted, however, that there is no meaningful trading market for the Common Stock. Although the Common Stock is eligible for trading in the over-the-counter market, there have been no reported trades since May 28, 1997. Accordingly, the Board of Directors concluded that the Merger Consideration, which was determined as a result of arms length negotiations between Larcan, on the one hand, and Mr. Freeman and Dr. St. Clair on the other hand, more accurately reflected the value of a share of Common Stock at the current time. The Board also determined that Mr. Freeman and Dr. St. Clair fairly represented the interests of all of the holders of the Common Stock and that, the absence of such a premium notwithstanding, the Merger was fair and in the best interests of the Company's stockholders.

                In connection with the Merger, the Company did not retain a financial advisor to evaluate and render an opinion with respect to the fairness of the Merger Consideration from a financial point of view. The Board of Directors believed that the fees of such an advisor would be disproportionate to the aggregate Merger Consideration and, accordingly, could reduce funds that otherwise might be made available to stockholders.

                In addition to the various factors discussed above, the Board of Directors considered that, if the Merger is completed, the Company's stockholders will be unable to share in any improvement in the Company's financial condition and prospects arising from the Company's sale of existing products or new products for the HDTV market. The Board of Directors concluded, however, that the timing of such improvement, if any, is uncertain and speculative, and product development costs are expected to be significant. Moreover, in order to take advantage of opportunities in the HDTV market, the Company will require a continued source of capital to continue to develop, and ultimately market, new products. As discussed above, without Larcan's continued financial support, the Board of Directors believes that it is unlikely that these objectives would be realized.

                Based on the foregoing, the Board of Directors concluded that the Merger is fair to and in the best interests of the Company and its stockholders. Accordingly, the Board of

           Directors unanimously voted to recommend that stockholders vote "FOR" the Agreement.

                The discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. In addition, individual members of the Board may have given different weight to different factors.

           Recommendations of Larcan as to the Fairness of the Merger

                Larcan was not privy to the deliberations of Mr. Freeman and Dr. St. Clair, the two independent directors on the Company's Board of Directors, and did not receive any report, opinion or appraisal from any outside party as to the fairness of the Merger to the stockholders of the Company. Nevertheless, Larcan believes that the Merger is fair to the unaffiliated holders of the Common Stock. This opinion is based principally on Larcan's belief that the procedures used to negotiate the Merger Consideration resulted in a transaction that is fair to unaffiliated stockholders. It was significant to Larcan's determination in this regard that the two independent directors, who, after Larcan, are the two largest shareholders of the Company, were in favor of the Merger. Such independent directors are not past or present employees or affiliates of Larcan and there are no agreements or understandings with respect to their continued role in the Company. See "--History and Background."

                While Larcan recognizes that approval of the Merger does not require the affirmative vote of a majority of the shares of Common Stock held by non-affiliates of the Company, Larcan believes that the procedures employed by the Company were reasonably implemented to ensure fairness to such holders.

                In determining that the Merger is fair to the unaffiliated stockholders of the Company, Larcan also considered the following factors which Larcan believes bear on the Company's business and the
           Merger:

                (i) the competitive conditions of, and the Company's position and reputation in, the radio and television broadcasting and communications industry;

                (ii) the fact that it is unlikely that the Company will continue as a going concern without Larcan's continued financial support;

                (iii) the current and historical market price and limited trading volume of the Common Stock; and

                (iv) Larcan's belief that upon dissolution and liquidation of the Company and repayment of the Company's indebtedness, no proceeds would remain for stockholders.

                While Larcan did not quantify the importance of the foregoing factors, the role of Mr. Freeman and Dr. St. Clair described above, as well as factors (ii), (iii), and (iv) received the greatest weight in Larcan's consideration of fairness of the Merger.

                As also noted by the Company's Board of Directors in its discussion of fairness of the Merger to the unaffiliated stockholders of the Company (see "--Recommendations of the Company's Board of Directors; Fairness of the Merger"), Larcan believes that absent a continued capital infusion, the Company is at a competitive disadvantage vis-a-vis many other companies in the same industry and consequently would have only a limited ability to participate in the development, production and marketing of new products and technologies. On balance, Larcan believes that the Merger will provide the unaffiliated stockholders of the Company fair value for their investment in the Company without requiring that such stockholders undertake the risk attendant to the Company's remaining independent.

                In addition to the procedures discussed above, Larcan noted that
           Section 262 affords the Company's stockholders with appraisal rights such that any stockholder who believes that $0.0625 per share is unfair or inadequate, and who strictly complies with Section 262, will be able to have the fair value of his, her or its shares of Common Stock judicially determined.

                No other factors were considered by Larcan in arriving at their determination that the Merger is fair to the unaffiliated stockholders of the Company.

           Purpose and Effects of and Alternatives to the Merger

                The purpose of the Merger is to effect the acquisition by Larcan of the entire equity interest in the Company. Larcan believes that a combination at this time of the Company and Larcan will enhance the efficient use of management, engineering and capital resources and generally promote strategic, operational and financial synergies.

                Larcan has concluded that it will continue to bear the risks of its investment in the Company only if it can operate the Company as a wholly-owned subsidiary, and thereby fully integrate the Company and its products into the Larcan corporate structure. Larcan believes that if the Company is a wholly-owned subsidiary, Larcan will be better able to direct the Company's business and respond to the Company's engineering needs, and generally promote strategic operational and financial synergies. Larcan also will be able to benefit from the future success, if any, of HDTV-related products, should the development of these products be completed by the Company.

                The acquisition of the Company by Larcan has been structured as a merger of LSI into the Company with the Company as the surviving entity in order to effectuate the foregoing purposes and to preserve the Company's existing contractual arrangements with third parties. While the Company's Board of Directors considered other alternatives to the Merger, including (i) seeking capital elsewhere, (ii) scaling down or closing the Company's operations, and (iii) commencing a voluntary case under either Federal or state bankruptcy law, the Company concluded that, in light of Larcan's current equity interest in the Company and the significant indebtedness of the Company to Larcan, the Merger was the Company's most viable alternative. The Company's Board of Directors concluded that (i) it would not be possible to obtain capital from an entity other than Larcan or without Larcan's guarantees and (ii) scaling down the Company's operations would preclude the Company from successfully developing products that would enable the Company to continue as a going concern in the future (e.g. HDTV and DTV).

                As a result of the Merger, the entire equity interest of the Company will be owned by Larcan. Following the Merger, the present holders of the Common Stock will no longer have an equity interest in the Company and will no longer share in any future earnings or growth of the Company, the risks associated with achieving any such earnings and growth, or the potential to realize greater value for their shares of the Common Stock through divestitures, strategic acquisitions or other corporate opportunities that could have been pursued by the Company. Instead, each such holder of shares of the Common Stock will have the right to receive a cash payment of $0.0625 per share of Common Stock held or to seek appraisal rights as described below under "APPRAISAL RIGHTS" pursuant to a transaction which has been determined by the Board of Directors, as discussed above, to be fair to such stockholders. See "Recommendations of the Company's Board of Directors; Fairness of the Merger."

                Subsequent to the Merger, the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated and the Company will cease filing reports with the Commission.

                The Merger Agreement is not structured so that approval of at least a majority of unaffiliated stockholders is required. Based upon the steps taken by the Company and its Board of Directors described in detail elsewhere in this Proxy Statement, the Company believes that the procedures followed approving the Merger Agreement for recommendation to the stockholders of the Company were fair.

                Holders of the Common Stock have the right to demand appraisal of, and obtain payment for, the "fair value" of their shares by following the procedures prescribed in Section 262, which is summarized under "APPRAISAL RIGHTS" below. Failure to take any of the steps required under Section 262 on a timely basis could result in the loss of appraisal rights.

           Conduct of Business of the Company After the Merger

                Following consummation of the Merger, LTTC, as the Surviving Corporation, will be operated as a direct wholly-owned subsidiary of Larcan and will continue to hold and own all of its properties and assets. The persons identified in Annex B as the directors of LSI will be the initial directors of the Surviving Corporation. The persons identified as such in Annex B will be the initial officers of the Surviving Corporation. The Merger is anticipated to result in overall savings as the overhead of Larcan and the Company are consolidated.

           Certain Federal Income Tax Consequences

                The receipt of the Merger Consideration for the Common Stock pursuant to the Merger will be a taxable transaction for the holders of the Common Stock for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may result in taxation to such holders under applicable state, local, foreign and other tax laws.

                In general, under the Code, a stockholder will recognize gain or loss equal to the difference between the tax basis for the shares of the Common Stock sold and the amount of cash received in exchange therefor. Such gain or loss will be long-term capital gain or loss if the holding period for the shares of the Common Stock is more than one year. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

                The foregoing discussion of the federal income tax consequences may not be applicable to stockholders who acquired their shares of the Common Stock pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code. The tax effects of the transaction under state, local, foreign and other tax laws may be different.

                THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER OR AT THE EFFECTIVE TIME. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

           Accounting Treatment

                The Merger will be accounted for as a "purchase" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes.

           Financing of Merger Consideration

                Larcan intends to finance the Merger through its working capital.

                The aggregate of the fees and expenses that are estimated to be incurred by the Company, Larcan and LSI in connection with the Merger are as follows:

                Legal fees and expenses                   $ 60,000.00
                Accounting fees and expenses              $  5,000.00
                Printing and mailing expenses             $  4,750.00
                Filing fees                               $     31.13
                Transfer Agent and Paying Agent fees      $  3,500.00

                TOTAL                                     $ 73,281.13

                              THE MERGER AGREEMENT

           General

                The Merger Agreement provides for the merger of LSI with and into the Company, with the Company being the Surviving Corporation. As a result of the Merger, the Company will be a wholly-owned subsidiary of Larcan. LTTC's Certificate of Incorporation and Bylaws will be the charter documents of the Surviving Corporation.

                The following summary of the terms of the Merger and the Merger Agreement is qualified in its entirety by the terms of the Merger Agreement attached as Annex A to this Proxy Statement.

           Effective Time of the Merger

                The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in the manner provided under the DGCL. The Company anticipates that the closing of the Merger transaction and the filing of the Certificate of Merger will occur promptly following the Special Meeting.

           Merger Consideration

                Under the terms of the Merger Agreement, at the Effective Time,
           (a) each share of the Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Larcan and shares for which appraisal rights under the DGCL have been perfected) will be converted into the right to receive the Merger Consideration, (b) each share of Common Stock owned by Larcan immediately prior to the Effective Time will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto) (c) each share of the Common Stock held in the treasury of the Company at the Effective Time, if any, will be cancelled and retired and cease to exist (and no consideration will be paid with respect thereto), and (d) each share of the common stock of LSI will be converted into one share of the Common Stock of the Surviving Corporation.

                Instructions with regard to the surrender of certificates representing shares of the Common Stock which are entitled to receive the Merger Consideration, together with a letter of transmittal to be used for that purpose, will be mailed to each holder thereof as soon as practicable after the Effective Time. American Securities Transfer and Trust, Inc., as the paying agent (the "Paying Agent"), as soon as practicable following receipt from a stockholder of a duly executed letter of transmittal, together with certificates representing the shares being surrendered and any other items specified in the letter of transmittal, shall pay such stockholder, by check, the Merger Consideration to which he, she or it is entitled.


                STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES FOR SHARES OF THE COMMON STOCK WITH THE ENCLOSED PROXY CARD

                After the Effective Time, holder of certificates representing shares of the Common Stock who do not perfect their appraisal rights under the DGCL will cease to have any rights as a stockholder of the Company and such holder's sole right will be to receive the Merger Consideration to which he, she or it is entitled. In no event will any holder be entitled to receive any interest on the Merger Consideration to be distributed in connection with the Merger.

                At the Effective Time, the stock transfer books of the Company will be closed with respect to shares of the Common Stock issued and outstanding immediately prior to the Effective Time and no transfers will be made thereafter on the Company's stock transfer books. Certificates representing former shares of the Common Stock of the Company which are presented to the Paying Agent will be cancelled in exchange for the Merger Consideration.

                At or prior to the Effective Time, Larcan will provide the Paying Agent with sufficient funds to enable the Paying Agent to pay the aggregate Merger Consideration. The Paying Agent will hold the funds in trust and deliver the funds (in the form of checks of the Paying Agent) to the person entitled thereto upon surrender of their certificates representing shares of the former Common Stock. Any cash delivered to the Paying Agent pursuant to the Merger Agreement and not paid upon the surrender of such certificates within one year after the Effective Time will be returned to Larcan, subject of the rights of holders of unsurrendered certificates.

           Conditions to Closing

                The obligations of Larcan and LSI to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain conditions including without limitation (a) approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, (b) receipt by the Company of all required consents and approvals and all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Merger Agreement, and all statutory waiting periods in respect thereof shall have expired, (c) the absence of (i) any inquiry, action or proceeding which, in the opinion of Larcan, is material, that is instituted to restrain or prohibit the carrying out of the transactions contemplated by the Merger Agreement or to challenge the validity of such transactions or any part thereof, or seeking damages on account or as a result thereof or (ii) any material adverse change in the financial condition, results of operations, business or prospects of the Company since June 30, 1997.

           Termination or Amendment of Merger Agreement

                At any time prior to the Effective Time the Merger Agreement may be terminated by the Boards of Directors of the Company, Larcan and LSI notwithstanding approval thereof by the stockholders of the Company. Subject to the applicable provisions of the DGCL, the Boards of Directors of such entities also may amend the Merger Agreement at any time prior to the Effective Time.

           Voting Requirements

                Under the DGCL, the Merger Agreement must be approved by the holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Special Meeting. Abstentions and broker non-votes will not be voted for or against the proposal to approve and adopt the Merger Agreement but will have the effect of a negative vote because the affirmative vote of holders of a majority of the shares of the Common Stock entitled to vote is required to pass such proposal.

                Mr. Dirk B. Freeman and Dr. Byron W. St. Clair each has agreed with Larcan to vote all of their respective shares of the Common Stock of LTTC in favor of the approval and adoption of the Merger Agreement, which shares in the aggregate represent approximately 12.33% of the shares of the Common Stock entitled to vote at the Special Meeting. Larcan holds 9,053,195 shares, which shares represent approximately 78.42% of the shares of the Common Stock entitled to vote at the Special Meeting. The number of shares of the Common Stock held or controlled by Larcan, Mr. Freeman and Dr. St. Clair represents a majority of the shares of the Common Stock entitled to vote on the Merger Agreement and, if voted in favor of the Merger Agreement, will be a sufficient number to approve the Merger Agreement.

                THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

                                APPRAISAL RIGHTS

                Holders of record of the Common Stock who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in the Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

                The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262. All references in Section 262 and in this summary to a "stockholder" are to the record holder of shares of the Common Stock as to which appraisal rights are asserted.

                The failure of a stockholder to vote against a proposal will not, in and of itself, constitute a waiver of such stockholder's appraisal rights under Section 262.

                Under the DGCL, holders of shares of the Common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such shares at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

                Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify its stockholders who were stockholders on the record date for such meeting that appraisal rights are so available, and must include in such notice a copy of
           Section 262. This Proxy Statement constitutes such notice to the holders of the Common Stock of the Company on the Record Date. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and the full text of Section 262 carefully because the failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 262.

                A holder of shares of the Common Stock wishing to exercise such holder's appraisal rights (i) must not vote in favor of an adoption of the Merger Agreement and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of the Common Stock. The written demand must inform the Company of the identity of the stockholder and that he, she or it intends thereby to demand appraisal of his, her or its shares. Voting against (whether in person or by proxy), abstaining from voting or failing to vote on approval and adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. All written demands of appraisal should be sent or delivered to the Company at 650 South Taylor Avenue, Louisville, Colorado 80027, Attention: Corporate Secretary.

                A holder of shares of the Common Stock wishing to exercise such holder's appraisal rights must be the record holder of such shares on the date the written demand of appraisal is made and must continue to hold such shares of record until the Effective Time. Accordingly, a holder of the Common Stock who is the record holder of shares of the Common Stock on the date that written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

                Only a holder of record of shares of the Common Stock is entitled to assert appraisal rights for shares of the Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If shares of the Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of the Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of the Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares of the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of the Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of the Common Stock as to which appraisal is sought. If the number of shares is not set forth, the demand will be treated as a demand as to all shares of the Common Stock held in the name of the record owners. Stockholders who hold their Common Stock in brokerage accounts or other nominee form and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

                The Surviving Corporation will within 10 days after the Effective Date of the Merger notify such stockholders of the Company who have complied with the statutory requirements summarized above that the Merger has become effective. Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a certification of the value of the stock of all such stockholders. The Company has no obligation to and has no present intention to file petition with respect to the appraisal of the fair value of the shares of the Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in
           Section 262.

                Within 120 days after the effective date of the Merger, any stockholder who has complied with the requirements for exercising appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a written statement setting forth the aggregate number of shares of the Common Stock not voted in favor of adoption and approval of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

                If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of the Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of the Common Stock as determined under Section 262 could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of the Common Stock. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings.

                The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties, as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to an appraisal.

                Any holder of shares of the Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of the Common Stock as of a record date prior to the effective date of the Merger).

                If any stockholder who properly demands appraisal of such stockholder's shares of the Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, the shares of the Common Stock of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively withdraw or lose, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger Consideration. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time of the Merger will require the written approval of the Company.

                Failure to follow the steps required by Section 262 for perfecting appraisal rights will result in the loss of such rights (in which event a stockholder will be entitled to receive the Merger Consideration with respect to his, her or its shares of the Common Stock in accordance with the Merger Agreement).


                   BUSINESS INFORMATION REGARDING LTTC AND LARCAN

                LTTC is a fully integrated producer of television and FM radio transmission equipment. At its Louisville, Colorado facility, LTTC designs, develops, and manufactures a variety of FM and television broadcast transmitters/translators including low power television equipment and high power UHF television equipment. LTTC also provides system design services, sells accessory items manufactured by LTTC and others, and performs installation as requested by its customers.

                Additional information regarding the Company, including a detailed discussion of its business, selected financial data, audited financial statements with the independent accountants' reports thereon, and management's discussion and analysis of financial condition and results of operations, is included in the Company's Annual Report on Form 10-K for the year ended June 30, 1997 ("Annual Report") that accompanies this Proxy Statement and is incorporated by reference herein. Except to the extent so incorporated, the Annual Report shall not be deemed a part of the Company's proxy solicitation materials.

           Larcan and LSI

                Larcan was established in 1981 when the employees of Canadian General Electric ("CGE"), in association with LeBlanc & Royle Enterprises Inc., purchased CGE's broadcast operation. Larcan and its predecessor have been a major supplier of premium quality VHF television transmitters for over thirty-five years. Larcan designs, manufactures, sells, and services VHF solid state television transmitters with powers from 10 watts to 60,000 watts and has more recently manufactured and delivered 10,000 watt solid state UHF transmitters.

                Larcan is a majority-owned subsidiary of Le Blanc and Royle Enterprises Inc., a telecommunications investment holding company organized under the laws of Canada. The principal executive offices of LeBlanc and Royle Enterprises Inc. are located at 514 Chartwell Road, P.O. Box 880, Oakville, Ontario, L6J 5C5 and the telephone number is (905) 844-1242.

                LSI is a recently-formed Delaware corporation organized by Larcan for the purpose of enabling Larcan to acquire LTTC. LSI has not conducted any activities other than those related to its formation, the preparation of this Proxy Statement and the Schedule 13E-3 filed with the Commission and the negotiation of the Merger Agreement and its obligations thereunder.

                The principal executive offices of each of Larcan and LSI are located at 228 Ambassador Drive, Mississauga, Ontario, Canada L5T 2J2 and the telephone number of each is (905) 564-9222.

                Certain information regarding the directors and executive officers of Larcan is set forth in Annex B hereto.

                       MARKET PRICES FOR THE COMMON STOCK

                The Common Stock is quoted on the Over the Counter System. The following table sets forth, for the quarterly periods indicated, the ask and bid prices or the Common Stock as reported on NASDAQ's Over the Counter System. Such market quotations reflect interdealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                Quarter Ended            Ask                Bid
                -------------            ---                ---

                   Dec-95               .3750              .1875
                   Mar-96               .3750              .1875
                   Jun-96               .3750              .1875
                   Sep-96               .2500              .1875
                   Dec-96               .2500              .0625
                   Mar-97               .2500              .0625
                   Jun-97               .2188              .0625
                   Sep-97               .2188              .0625

                The Company has never declared or paid any cash dividends on its Common Stock.

                On July 17, 1997, the last trading day before Larcan and LTTC publicly announced the anticipated Merger, the ask and bid prices of the Common Stock of the Company on the NASDAQ Over the Counter System was $.2188 and $.0625, respectively. On July 18, 1997, the ask and bid price for the Common Stock of the Company on the NASDAQ Over the Counter System were $.2188 and $.0625, respectively.

           Principal Holders of Securities

                The following table sets forth as of October 10, 1997, the number and percentage of shares of the Company's Common Stock beneficially owned by each person who was known by the Company to be the beneficial owner of more than 4% of the shares of the Common Stock.

                                          Amount and
                                          Nature of
           Name and Address               Beneficial        Percent
           of Beneficial Owner            Ownership(1)      of Class
           -------------------            ------------      --------

           Larcan Inc.                    9,053,195         78.42%
           228 Ambassador Drive
           Mississauga Ontario
           Canada L5T 2J2

           Dirk B. Freeman                  905,803          7.85%
           Director/President
           650 South Taylor Avenue
           Louisville, Colorado  80027

           Byron W. St. Clair               517,379          4.48%
           Chairperson of the Board/
             Officer
           650 South Taylor Avenue
           Louisville, Colorado  80027

           Security Ownership of Management

                The following table sets forth, as of October 10, 1997, the number and percentage of shares of the Common Stock owned beneficially by each member of the Company's Board of Directors and the executive officers of the Company.

                                         Amount and
                                         Nature of
                                         Beneficial         Percent
               Name                      Ownership(2)       of Class
               ----                      ------------       --------

           Byron W. St. Clair, Ph.D.      517,379             4.48%
           Chairman of the Board
           and Secretary

           Paul A. Dickie
           Director

           Dirk B. Freeman                905,803             7.85%
           Director

           --------------------
           (1) Nature of ownership is possession of sole investment and voting power unless otherwise indicated.

           (2) Except as otherwise indicated, nature of beneficial ownership is possession of sole voting and investment power.

           Nancy E. McGee                    0                0.00%
           Director

           James D. Adamson
           Director, Vice President          0                0.00%

           G. James Wilson                   0                0.00%
           Director, President and CEO

           All Directors and Executive   1,423,182           12.33
           Officers


                Attached as Annex B to this Proxy Statement is information regarding the directors and executive officers of the Company, Larcan, LSI and the Surviving Corporation. None of the directors or executive officers identified in Annex B, other than those identified in the chart above and the footnotes thereto, or as specified in Annex B, beneficially owns any shares of the Common Stock as of the date of this Proxy Statement.


                             INDEPENDENT ACCOUNTANTS


                The financial statements for the Company and the notes thereto, together with supplementary financial information for the fiscal year ended June 30, 1997 included in the Annual Report accompanying this Proxy Statement have been audited by Ehrhardt, Keefe, Steiner & Hoffman PC ("EKSH"), the Company's independent public accountants for the fiscal year ending June 30, 1997.

                Representatives of EKSH are expected to be present at the meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


                                  MISCELLANEOUS

                If the Merger is not consummated for any reason, the Company intends to hold the 1997 Annual Meeting of Stockholders on or about December 30, 1997. Any stockholder of the Company wishing to include proposals in the proxy materials for such meeting must meet the requirements of the rules of the Commission relating to stockholders' proposals. Such proposals must have been received by the Secretary of the Company in writing at the principal executive office of the Company prior to November 28, 1997.

                              AVAILABLE INFORMATION

                The Company is subject to information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information may be inspected and copied or obtained by mail upon payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13E-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with such rule, the Company, Larcan and LSI have jointly filed with the Commission, under the Exchange Act, a Transaction Statement on Schedule 13E-3 with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The
           Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

                                      BY ORDER OF THE BOARD OF DIRECTORS



           Louisville, Colorado
           October __, 1997

                                                                         Annex A


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 17, 1997 by and among Larcan Inc., a Canadian corporation ("Larcan"), Larcan Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Larcan ("LSI"), and Larcan-TTC Inc., a Delaware corporation ("LTTC"). (LSI and LTTC are referred to herein collectively as the "Constituent Corporations.")


                                    RECITALS

     WHEREAS, the Boards of Directors of Larcan and LTTC each have determined that it is in the best interests of their stockholders to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, in consideration of the premises, and of the agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           The Merger; Effective Time

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) LSI shall be merged with and into LTTC and the separate corporate existence of LSI shall thereupon cease (the "Merger"). LTTC shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of LTTC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. Effective Time. The Merger shall be effective at 5:00 p.m. Eastern Time on the day on which a Certificate of Merger is filed with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation


     2.1. The Certificate of Incorporation. The Certificate of Incorporation of LTTC in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     2.2. The By-Laws. The By-Laws of LTTC in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

     3.1. Officers and Directors. The directors of LSI at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of LTTC shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.


                                   ARTICLE IV

                      Effect of the Merger on Capital Stock

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock of the Constituent Corporations:

          (a) Each share of the Common Stock, par value $.01 per share, of LSI (the "LSI Shares") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, par value $0.04 per share of LTTC (the "LTTC Shares").

          (b) Each LTTC Share issued and outstanding immediately prior to the Effective Time (other than those owned by Larcan) shall be cancelled at the Effective Time in exchange for the Merger Consideration (as defined below).

          (c) Each LTTC Share issued and outstanding immediately prior to the Effective Time that is owned by Larcan shall be cancelled at the Effective Time without any consideration therefor.

          (d) As used herein Merger Consideration means $0.0625, which equals the sale price of each and every LTTC Share traded on its principal trading market for 30 days immediately prior to the date hereof.

          (e) At and after the Effective Time, each holder of a certificate or certificates theretofore representing LTTC Shares ("OLD LTTC Shares") that were converted into the Merger Consideration in the Merger (a "Certificate") may surrender the same to LTTC or its agent for cancellation, and each such holder shall be entitled upon such surrender to receive in exchange therefor a check in an amount equal to the aggregate amount of cash to which such holder is entitled to be paid pursuant to this Article IV, without interest. Until so surrendered, each Certificate, after the Effective Time, shall be deemed for all purposes to evidence the right to receive such payment. If any amount is to be paid to a person other than the person to which the Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of LTTC or its agent that such taxes are not payable.

          (f) At the Effective Time, the stock transfer books of LTTC shall be closed regarding Old LTTC Shares and no transfer of Old LTTC Shares shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither LTTC nor its agent nor any party to the Merger shall be liable to a holder of Old LTTC Shares for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Notwithstanding any other provision hereof, any holder of Old LTTC Shares that perfects appraisal rights under the Section 262 of the DGCL shall have their Old LTTC Shares converted into the consideration determined in accordance with such statute.


                                    ARTICLE V

                             Conditions; Termination

     5.1 Conditions. Consummation of the Merger shall be subject to satisfaction of the following conditions (unless waived by Larcan):

          (a) The stockholders of LTTC shall have approved this Agreement and the Merger by the vote required under the DGCL.

          (b) No inquiry, action or proceeding which, in the opinion of Larcan, is material shall have been instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or seeking damages on account or as a result thereof.

          (c) There shall have been no material adverse change in the financial condition, results of operations, business or prospects of LTTC since March 31, 1997.

          (d) All required consents and approvals shall have been obtained, all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated hereby shall have been obtained, and all statutory waiting periods in respect thereof shall have expired.

       5.2 Termination. This Agreement may be terminated and the Merger abandoned as follows:

          (a) Larcan and LTTC may terminate this Agreement at any time prior to the Effective Time, before or after the approval by the stockholders of LTTC, by their mutual agreement;

          (b) Larcan may terminate this Agreement at any time prior to the Effective Time if it concludes in good faith that (i) there has been a material adverse change in the financial condition, results of operations, business or prospects of LTTC since March 31, 1997 or (ii) any of the conditions specified in Section
5.1 is unlikely to be satisfied in a timely manner.

     5.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article V, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.


                                   ARTICLE VI

                            Miscellaneous and General

     6.1. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, Larcan and LTTC may modify or amend this Agreement, by written agreement executed and delivered by their duly authorized officers.

     6.2. Counterparts; Effectiveness. For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when duly executed and delivered by Larcan and LTTC. Larcan shall use reasonable efforts to form LSI promptly and shall cause LSI to execute and deliver this Agreement promptly after its formation.

     6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

     6.4. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                      LARCAN INC.


                                      By _____________________________
                                         Name: _______________________
                                         Title: ______________________



                                      LARCAN SUB, INC.



                                      By _____________________________
                                         Name: _______________________
                                         Title: ______________________



                                      LARCAN TTC INC.



                                      By _____________________________
                                         Name: _______________________
                                         Title: ______________________

                                   ANNEX B

The name, office, address and present principal occupation or employment of each executive officer and director of Larcan is:

                       Office and Principal             Residential or
    Name                    Occupation                 Business Address
    ----                    ----------                 ----------------

P. Clyde Turner        Chairman of the Board           228 Ambassador Drive
                       of Larcan                       Mississauga, Ontario
                                                       CANADA L5T 2J2

James D. Adamson       Director and President          228 Ambassador Drive
                       of Larcan                       Mississauga, Ontario
                                                       CANADA L5T 2J2

Paul A. Dickie         Director and Senior Vice        514 Chartwell Road
                       President of Larcan             P.O. Box 880
                       President of LRE                Oakville, Ontario
                                                       CANADA L6J 5C5

John E. Tremblay       Vice President, Engineering     228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2

Ronald E. Comforth     Vice President, Manufacturing   228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2

Stan Maruno            Vice President, Sales and       228 Ambassador Drive
                       Marketing                       Mississauga, Ontario
                                                       CANADA L5T 2J2

Michael P. Gagnon      Vice President, Customer        228 Ambassador Drive
                       Services and Treasurer          Mississauga, Ontario
                                                       CANADA L5T 2J2

Nancy E. McGee         Director and Assistant          514 Chartwell Road
                       Treasurer of Larcan             P.O. Box 880
                       Senior Vice President,          Oakville, Ontario
                       Chief Financial Officer         CANADA L6J 5C5
                       and Treasurer of LRE

Thomas F. Byrne        Director of Larcan              8 King Street East
                       Secretary of both Larcan        Suite 1600
                       and LRE                         Toronto, Ontario
                       Partner in the law firm         CANADA M5C 1B5
                       of Byrne, Crosby

Constance L. Crosby    Assistant Secretary of Larcan   8 King Street East
                       Partner in the law firm of      Suite 1600
                       Byrne, Crosby                   Toronto, Ontario
                                                       CANADA  M5C 1B5

George E. Patton       Director of Larcan              514 Chartwell Road
                       Chairman of the Board and       P.O. Box 80
                       Chief Executive Officer         Oakville, Ontario
                       of LRE                          CANADA L6J 5C5



The name, address and present principal occupation or employment of each executive officer and director of LARCAN-TTC is:

                       Office and Principal             Residential or
    Name                    Occupation                 Business Address
    ----                    ----------                 ----------------

Paul A. Dickie         Chairman of the Board           514 Chartwell Road
                                                       P.O. Box 880
                                                       Oakville, Ontario
                                                       CANADA L6J 5C5

Nancy E. McGee         Director                        514 Chartwell Road
                                                       P.O. Box 880
                                                       Oakville, Ontario
                                                       CANADA L6J 5C5

G. James Wilson        Director and President          650 South Taylor Avenue
                       of LARCAN-TTC                   Louisville, CO 80027

James D. Adamson       Director and Vice President     228 Ambassador Drive
                       of LARCAN-TTC                   Mississauga, Ontario
                                                       CANADA L5T 2J2

Byron W. St. Clair     Director                        650 South Taylor Avenue
                                                       Louisville, CO 80027

Dirk B. Freeman        Director and Assistant          650 South Taylor Avenue
                       Secretary                       Louisville, CO 80027

David Hale             Vice President, Operations      650 South Taylor Avenue
                                                       Louisville, CO 80027

Ronald M. Eve          Secretary and Controller        650 South Taylor Avenue
                                                       Louisville, CO 80027

Michael P. Gagnon      Treasurer                       228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2

The name, office, address and present principal occupation or employment of each executive officer and director of LSI is:

                       Office and Principal             Residential or
    Name                    Occupation                 Business Address
    ----                    ----------                 ----------------

James D. Adamson       Director and President          228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2

Paul A. Dickie         Director and Chairman           514 Chartwell Road
                       of the Board                    P.O. Box 880
                                                       Oakville, Ontario
                                                       CANADA L6J 5C5

Nancy E. McGee         Director and Vice President     514 Chartwell Road
                                                       P.O. Box 880
                                                       Oakville, Ontario
                                                       CANADA L6J 5C5

G. James Wilson        Director                        650 South Taylor Avenue
                                                       Louisville, CO 80027

Michael P. Gagnon      Treasurer                       228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2

Thomas F. Byrne        Secretary                       8 King Street East
                                                       Suite 1600
                                                       Toronto, Ontario
                                                       CANADA M5C 1B5


The name, office, address and present principal occupation or employment of each executive officer and director of the Surviving Corporation is:

                       Office and Principal             Residential or
    Name                    Occupation                 Business Address
    ----                    ----------                 ----------------

Paul A. Dickie         Director and Chairman           514 Chartwell Road
                       of the Board                    P.O. Box 880
                                                       Oakville, Ontario
                                                       CANADA L6J 5C5

Nancy E. McGee         Director                        514 Chartwell Road
                                                       P.O. Box 880
                                                       Oakville, Ontario
                                                       CANADA L6J 5C5

G. James Wilson        Director and President          650 South Taylor Avenue
                                                       Louisville, CO 80027

James D. Adamson       Director and Vice President     228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2

David Hale             Vice President                  650 South Taylor Avenue
                                                       Louisville, CO 80027

Ronald M. Eve          Secretary                       650 South Taylor Avenue
                                                       Louisville, CO 80027

Michael P. Gagnon      Treasurer                       228 Ambassador Drive
                                                       Mississauga, Ontario
                                                       CANADA L5T 2J2